Exhibit 99.1

Velocity Express Announces Third Quarter and

Nine Months Results, and Successful Debt Re-Structuring

WESTPORT, Conn. May 19, 2008—Velocity Express Corporation (NASDAQ: VEXP - News), the nation’s largest provider of time definite regional delivery solutions, announced operating results for the third quarter and nine-month period ended March 29, 2008 and its recently completed re-structuring of the terms of its Senior Secured Notes Due 2010.

Revenue for the quarter ended March 29, 2008 was $82.2 million compared to $98.2 million in the March quarter of 2007. The Company reported gross profit excluding depreciation for the quarter of $20.9 million, or 25.4% of sales, compared to gross profit of $22.2 million, or 22.6% of sales, for the same quarter last year. Operating expenses included in Adjusted EBITDA were $22.3 million, compared to $24.0 million in the same quarter last year. Adjusted EBITDA improved $0.18 million to a loss of $1.65 million, compared to a loss of $1.83 million in the prior year quarter. Operating loss for the quarter was $3.7 million compared to an operating loss of $6.2 million in 2007.

Vincent A. Wasik, Velocity’s Chairman and Chief Executive Officer, stated, “Despite the challenges of the significant fuel cost increases and the impact of a slowing economy, the Company was profitable in the months of March and April. During the quarter, we completed our project to re-align driver settlements with prevailing market rates and we continued to renegotiate or exit from unfavorable, low margin legacy-CD&L contracts, including a number with uneconomic fuel indexing provisions. More work remains to be done, particularly with regard to establishing a fair basis for fuel indexing, but we are pleased with our progress to date.”

“Because of these efforts, we improved our gross margin from 22.6% of sales last year to 25.4% of sales for the most recent quarter and, absent the uneconomic fuel index provisions we inherited with many legacy-CD&L contracts, we would have improved an additional 1.5% and achieved our 27% gross margin goal for the quarter. We still expect to exceed 30% gross margin before the calendar year-end but this milestone has been delayed by the need to negotiate economically viable fuel indexing programs with a number of customers.”

“Despite, and perhaps because of, the economic downturn, we continue to see strong demand from retail and healthcare companies seeking to lower costs by outsourcing their last mile delivery requirements to take advantage of Velocity’s “asset light,” time definite service. As a result, our sales pipeline exceeds $150 million for these market sectors. We also continue to build our franchise strategy, with 4 new signings during the quarter, bringing total franchise markets to 24.”

“Finally, we successfully concluded negotiations with the holders of our Senior Secured Notes Due 2010 to eliminate the cash interest payments otherwise due on June 30 and December 30, 2008. In addition, the noteholders have waived or modified all existing financial covenants through 2010 to provide the Company with the necessary resources to complete our operating turnaround and expansion of the business with minimal dilution to the ownership positions of our current common and preferred equity holders.”

Mr. Wasik concluded, “We appreciate the confidence our bond-holders have expressed in our ability to finish the job we started with the CD&L merger and capture the substantial value we see in retail replenishment and healthcare delivery services, both domestically and internationally. I look forward to my meetings in China later this quarter to further advance our Global Alliance initiative.”

Financial Overview

The presentation of Velocity’s financial results in the following table and in Exhibit A presents financial results for the quarters ended March 29, 2008 and March 31, 2007 separating nonrecurring expenses associated with the acquisition, integration and restructuring of CD&L that began in July 2006. The Company measures its performance using Adjusted EBITDA; i.e., Operating Income before Depreciation, Amortization, Non-Cash Stock-based Compensation and these non-recurring, acquisition-related expenses. Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC. Please see Exhibit B for a description of the reasons the Company uses this measure and a reconciliation of Adjusted EBITDA to its nearest GAAP equivalent, Net Income.

Financial Summary for the quarter:	March Qtr 2008	March Qtr 2007
($ thousands)
Revenue	$82,159	$98,180
Gross Profit excluding Depreciation (included below) *	20,896	22,181
Gross Margin	25.4%	22.6%
Operating Expenses Included in Adjusted EBITDA *	22,550	24,012
Adjusted EBITDA *	(1,654)	(1,831)
Depreciation, Amortization, Non-Cash Compensation, Integration & Transaction Expenses*	2,012	4,414
Operating Loss	(3,666)	(6,245)

*	see Exhibit B

Revenue

Revenue for the March quarter of 2008 was $82.2 million compared to $98.2 million in the March quarter of 2007. New business starts and growth within continuing customers generated $6.8 million in revenue growth which was more than offset by $2.8 million of merger-related customer losses, $4.3 million of revenue associated with now-terminated, unfavorable, legacy-CD&L contracts, the loss of a large financial services customer ($3.2 million), a $2.3 million decline in other financial services revenue, $5.5 million of non-merger customer attrition and $4.7 million of volume declines with continuing customers which we believe to be an effect of the economic slowdown.

Gross profit

The Company reported gross profit excluding depreciation for the quarter of $20.9 million, or 25.4% of sales, compared to gross profit of $22.2 million, or 22.6% of sales, for the same quarter last year. The gross margin percent reflects a 6.7% improvement in driver settlement margin based on the success of our program to properly align driver settlements with prevailing local market rates and pay only for work performed with the least possible use of guaranteed pay contracts. These efficiencies were partly offset by the higher fuel costs for which we reimbursed our drivers but were not reimbursed by our customers and by costs to exit unfavorable contracts and targeted additions to the warehouse staff to handle our growing retail replenishment business with its increased sorting requirements. As stated earlier, we have corrected or we expect to correct most of the remaining customer agreements with uneconomic fuel indexing provisions.

Operating expenses

Operating expenses (occupancy and SG&A) for the quarter were $22.6 million, compared to operating expenses of $24.2 million in the same quarter last year. The reduction in operating expense reflects the realization of post-acquisition payroll integration savings, partly offset by higher warehouse occupancy costs to handle our growing retail business and higher professional fees in support of our Sarbanes-Oxley Section 404 compliance program.

Net interest expense of $5.0 million in the quarter increased from $4.6 million in the prior year quarter reflecting a 1% rate increase on our Senior Notes due 2010 beginning on July 25, 2007 and greater borrowing under our revolving credit facility.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the March quarter was a loss of $1.65 million, compared to an Adjusted EBITDA loss of $1.83 million in the prior year quarter. Adjusted EBITDA improved from last year as improvements in gross margin and operating expense reductions more than offset the decrease in revenue.

Net loss for the quarter ended March 29, 2008 was $8.8 million compared to a loss of $11.0 million in the March quarter last year. The improvement in net loss from last year reflects the substantial completion of all merger integration activities in the September quarter of 2007. Net loss attributable to common shareholders for the quarter was $10.6 million, or $3.78 per fully diluted share. The difference between net loss and net loss attributable to common shareholders is the result of the non-cash beneficial conversion and pay-in-kind features of our preferred stock, dominantly driven by the issuance of the Series Q preferred stock as part of the financing for the CD&L acquisition.

Senior Secured Note Restructuring

Major changes in the terms of the Senior Secured Notes Due 2010 are: (1) the interest payments due on June 30 and December 30, 2008 may be paid in kind instead of in cash, (2) half of the interest payments due in 2009 may be paid in kind instead of in cash, (3) existing financial covenants through 2010 are replaced with new covenants, (4) the note holders will receive an additional $7.8 million face value of the Senior Notes for a new total of $86 million face value outstanding, (5) the interest rate will rise to 18%, (6) up to 50% of any interest paid in-kind may be paid in the form of common shares at specified prices and conditions, (7) the exercise price of the warrants originally sold with the notes in July 2006 will be reduced to $1.35 per share, (8) the Company will issue additional warrants to the note-holders equal to 15% of the common stock of the Company at specified prices and conditions with a forced conversion feature at 150%, (10) a portion or all cash proceeds from certain events will be used to prepay the Senior Notes, and (11) the note-holders will have the right to name two representatives on the Company’s Board of Directors.

Conference Call

Velocity will host a conference call on Tuesday, May 20 at 9:00 a.m. ET to discuss the company’s second quarter results. To participate in the call by phone, dial 800-218-2154 approximately five minutes prior to the scheduled start time. International callers please dial 913-312-9312. A webcast will be available at www.velocityexpress.com as well as at www.InvestorCalendar.com. A replay of the webcast can be heard by visiting the investor relations section of the Velocity Express website. A replay of the teleconference will be available for 14 days after the call and may be accessed domestically by dialing 866-245-6755 and international callers may dial 416-915-1035. Callers should use passcode 932547.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions and include statements about our ability to control driver pay, reduce claims costs and improve gross margins, our ability to generate revenues and profits from potential customers in our pipeline, our ability to be successful with our new franchise strategy, our ability to successfully execute our global alliance initiative, and our ability to comply with the new financial covenants in our revolving credit facility. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may be unable to improve gross margins and achieve or sustain positive cash flow or profitability; we may be unable to increase revenues from retail and healthcare customers; we may not be able to sign new franchisees; we may not generate in-bound delivery volumes from overseas partners; we may be unable to fund our future capital needs and we may need funds sooner than anticipated; our large customers could reduce or discontinue using our services; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we could fail to comply with the covenants in our credit agreement, including those related to EBITDA and available cash; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility are limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the funds to do so; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 as updated in Quarterly Report on Form 10-Q for the quarter ended March 29, 2008, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:
Velocity Express Corporation
Edward W. (Ted) Stone,
203-349-4199
tstone@velocityexp.com
or
Institutional Marketing Services (IMS)
John G. Nesbett/Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

EXHIBIT A:

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except par value)

	March 29, 2008	June 30, 2007
ASSETS
Current assets:
Cash	$5,899	$14,418
Accounts receivable, net of allowance of $1,607 and $3,277 at March 29, 2008 and June 30, 2007, respectively	26,436	32,597
Accounts receivable - other	884	1,250
Prepaid workers’ compensation and auto liability insurance	1,553	3,404
Other prepaid expenses and other current assets	641	1,031

Total current assets	35,413	52,700

Property and equipment, net	8,396	8,457
Assets held for sale	—	101

Goodwill	81,791	81,791
Intangible assets, net	22,104	24,327
Deferred financing costs, net	4,614	6,246
Other assets	2,774	2,888

Total assets	$155,092	$176,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$25,856	$28,413
Accrued wages and benefits	3,674	3,643
Accrued legal and claims	4,900	5,854
Accrued insurance and claims	3,535	3,697
Accrued interest	3,128	5,867
Related party liabilities	—	574
Other accrued liabilities	2,082	3,383
Revolving line of credit	9,101	7,467
Current portion of long-term debt	1,278	558

Total current liabilities	53,554	59,456

Long-term debt, less current portion	61,741	55,510
Accrued insurance and claims	1,521	1,882
Other long-term liabilities	4,158	4,018
Commitments and contingencies

EXHIBIT A:

	March 29, 2008	June 30, 2007
Shareholders’ equity:
Preferred stock, $0.004 par value, 299,515 shares authorized 12,024 and 12,239 shares issued and outstanding at March 29, 2008 and June 30, 2007, respectively	68,844	68,902
Common stock, $0.004 par value, 700,000 shares authorized 2,834 and 32,820 shares issued and outstanding at March 29, 2008 and June 30, 2007, respectively	11	131
Stock subscription receivable	(170)	—
Additional paid-in-capital	387,684	376,041
Accumulated deficit	(421,991)	(389,497)
Accumulated other comprehensive income	(260)	67

Total shareholders’ equity	34,118	55,644

Total liabilities and shareholders’ equity	$155,092	$176,510

EXHIBIT A:

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 29, 2008 AND MARCH 31, 2007

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Revenue	$82,159	$98,180	$261,567	$311,546

Cost of services	61,263	75,999	196,923	239,792
Depreciation	351	79	952	155

Gross profit	20,545	22,102	63,692	71,599

Operating expenses:
Occupancy	4,975	4,423	14,036	13,431
Selling, general and administrative	17,578	19,803	54,140	63,650

	22,553	24,226	68,176	77,081
Transaction and integration costs	—	1,458	501	5,444
Restructuring charges and asset impairments	176	975	680	2,880
Depreciation and amortization	1,482	1,688	4,450	5,591

Total operating expenses	24,211	28,347	73,807	90,996

Loss from operations	(3,666)	(6,245)	(10,115)	(19,397)

Other income (expense):
Interest expense, net	(5,018)	(4,630)	(14,831)	(15,256)
Other	3	(116)	4	(130)

Loss before income taxes and minority interest	(8,681)	(10,991)	(24,942)	(34,783)

Income taxes	105	22	276	37
Minority interest	—	—	—	367

Net loss	$(8,786)	$(11,013)	$(25,218)	$(35,187)

Net loss applicable to common shareholders	$(10,602)	$(13,345)	$(32,483)	$(59,800)

Basic and diluted net loss per share	$(3.78)	$(7.32)	$(11.77)	$(36.24)

Weighted average common stock shares outstanding used in the basic and diluted net loss per share calculation (adjusted for 1 for 15 reverse stock split)	2,807	1,822	2,761	1,650

EXHIBIT B: USE OF NON-GAAP FINANCIAL MEASURES

This press release includes disclosures regarding “Adjusted EBITDA”, which is a non-GAAP financial measure. Adjusted EBITDA, is comprised of historical EBITDA, as adjusted for certain non-cash expenses. EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net income (loss) is the most directly comparable financial measure to EBITDA under GAAP.

We present Adjusted EBITDA for several reasons. Management believes Adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash, including the payment of interest on our debt. In addition, we have presented Adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA (also referred to in our Indenture as Consolidated Cash Flow and in our Revolving Credit Agreement as EBITDA) is also a component of the restrictive covenants and financial ratios contained in the agreement(s) governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur additional debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA. As a result, management believes the presentation of Adjusted EBITDA provides important additional information to investors.

While we use Adjusted EBITDA in managing and analyzing our business and financial condition and believe it is useful to our management and investors for the reasons described above, it has certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not, on its own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations of Adjusted EBITDA, and our calculation of Adjusted EBITDA may not be comparable to Adjusted EBITDA or other similarly titled measures of other companies.

A reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure presented in accordance with GAAP is included in the table that follows.

Reconciliation of Non-GAAP Financial Measures

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 29, 2008 AND MARCH 31, 2007

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net loss	$(8,786)	$(11,013)	$(25,218)	$(35,187)
Interest Income/Expense	5,018	4,630	14,831	15,256
Income Taxes	105	22	276	37
Depreciation	1,062	975	3,179	3,367
Amortization of Intangible Assets	771	792	2,223	2,379
Stock Based Compensation	—	214	151	808
Other non-operating expense	—	116	—	130
Transaction / Restructuring / Integration / Change in pre-acquisition contingent liability	176	2,433	1,475	8,324
Minority Interest in CD&L	—	—	—	367

Adjusted EBITDA	$(1,654)	$(1,831)	$(3,083)	$(4,519)